Exhibit 99.1

                     Muzak Names Stephen Villa Interim CEO


    FORT MILL, S.C.--(BUSINESS WIRE)--xx--Muzak LLC and its parent company, Muzak Holdings LLC, are pleased to announce that Stephen Villa has been named interim Chief Executive Officer.
    Villa, 42 years of age, has been a Director and Chief Operating Officer of Muzak since October 2001 and began his employment with Muzak in September of 2000 as Chief Financial Officer. In addition to his new responsibilities as interim Chief Executive Officer, Villa will continue to serve in his roles as our Chief Operating Officer and Chief Financial Officer.
    Villa replaces Greg Rayburn who served as Chief Executive Officer for approximately one year through an agreement between Muzak Holdings LLC and FTI Palladium Partners, a division of FTI Consulting, Inc. Mr. Rayburn is the Senior Managing Director and Practice Leader of FTI Palladium Partners.
    This transition comes on the heels of sequential quarterly periods of positive cash flow and the successful implementation of initiatives to achieve more moderate growth levels and enhance client satisfaction. The Company believes that these recent successes will serve as a foundation upon which to accelerate current and future process improvements while continuing to generate positive cash flow.
    Muzak, the leading audio imaging company, enhances brands and creates experiences with AUDIO ARCHITECTURE(TM) and MUZAK VOICE(TM). More than 100 million people hear Muzak programs each day. We deliver music, messaging, and sound system design through more than 200 sales and service locations.

    The above statements include forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as "anticipate", "believe", "intend", "expect", "anticipate", "could", "may", "will" and similar expressions and include references to assumptions that the Company believes are reasonable and relate to our future prospects, developments and business strategies. Forward-looking statements involve risks and uncertainties, including, but not limited to those related to the Company's substantial leverage and debt service requirements, restrictions imposed by the terms of the Company's indebtedness, our history of net losses, our lack of readily available funds to borrow, our dependence on satellite delivery of our products, our dependence on third parties to license music rights, possible disruption poised by new business strategies and initiatives, the impact of natural disasters on our client locations and our support facilities, future capital requirements, the impact of competition and technological change, the availability of cost-effective programming, the impact of legislation and regulation, our dependence on the contributions of key personal, the ability to control or impact client cancellations, potential conflicts poised by the significant ownership stake of our controlling equity holder, risks associated with the effect of general economic conditions and the other factors discussed in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from these forward-looking statements. The Company undertakes no obligation to update these forward-looking statements.


    CONTACT: Muzak LLC
             Bob Finigan, 803-396-3000
             www.muzak.com